Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 18, 2020, relating to the financial statements of MACOM Technology Solutions Holdings, Inc., and the effectiveness of MACOM Technology Solutions Holdings, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MACOM Technology Solutions Holdings, Inc. for the year ended October 2, 2020.

/s/ Deloitte & Touche LLP

Boston, MA
March 4, 2021